EXHIBIT 1

AGREEMENT AND PLAN OF MERGER

among

BIOMET, INC.,

LAKER ACQUISITION CORP. I

and

INTERPORE INTERNATIONAL, INC.

Dated as of March 7, 2004

-i-

-ii-

-iii-

Each of the terms set forth below is defined on the page number of this Agreement set forth opposite such term.

Defined Term	Page No.
1984 ISO Plan	8
1984 NSS Option Plan	8
1994 Option Plan	8
1995 Option Plan	7
2000 Equity Participation Plan	8
2003 Equity Participation Plan	7
Acquisition Agreement	34
Acquisition Proposal	33
Affiliated Group	21
Agreement	1
Audit Date	13
Bankruptcy and Equity Exception	10
Benefit Plans	14
Business Intellectual Property	22
Business Trade Secrets	25
By–Laws	2
Certificate	3
Certificate of Merger	2
Charter	2
Claims	42
Closing	1
Closing Date	2
Closing Parent Price	40
Code	6
Company	1
Company Adverse Recommendation Change	34
Company Balance Sheet	19
Company Disclosure Letter	6
Company ESPP	8
Company Filed Reports	13
Company Financial Advisor	27
Company Material Adverse Effect	7
Company Option	8
Company Permits	15
Company Reports	12
Company Rights	3
Company Rights Agreement	3
Company Stockholder Approval	10
Company Stockholders’ Meeting	35
Company Warrants	8
Confidentiality Agreement	52
Consultants Plan	7
Contracts	11
Copyrights	22
Costs	42
Cross/Danninger Plans	8
Determination Notice	33
DGCL	1
Directors Plan	7
Dissenting Shares	3
Effective Time	2
Employees	14
Environmental Laws	19
ERISA	14
ERISA Affiliate	14
Exchange Act	11
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	40
Excluded Share	3
Excluded Shares	3
FDA	5
GAAP	12
Governmental Entity	5
HSR Act	11
Indebtedness	10
Indemnified Parties	42
Intellectual Property	22
Intellectual Property Contracts	22
Interpore Plan	8
IRS	14
IT Assets	23
Knowledge	13
Law	5
Licensed Intellectual Property	23
Liens	9
Material Contracts	11
Merger	1
Merger Consideration	3
Merger Sub	1
Notice of Adverse Recommendation	34
Notice of Termination	47
Order	5
Owned Intellectual Property	23
Parent	1
Parent Counter Offer	35
Parent Material Adverse Effect	27
Patents	22
Pension Plan	14
Person	5
Preferred Shares	7
Proxy Statement	36
Real Property	17
Real Property Leases	17
Registered	23
Representatives	32
Sarbanes-Oxley Act	16
SEC	12
Securities Act	9
Share	3

Shares	3
Stock Plans	8
Subsidiary	7
Suit	24
Superior Proposal	34
Suppliers	18
Surviving Corporation	1
Takeover Statute	19
Tax	21
Tax Return	21
Taxable	21
Taxes	21
Termination Conditions	47
Termination Date	46
Termination Fee	49
Trade Secrets	22
Trademarks	22
Voting and Support Agreement	1
Voting Debt	9

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of March 7, 2004, among Interpore International, Inc., a Delaware corporation (the “Company”), Biomet, Inc., an Indiana corporation (“Parent”), and Laker Acquisition Corp. I, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the respective boards of directors of each of Parent and the Company have determined that the Merger is advisable and in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are each simultaneously entering into a Voting and Support Agreement with Parent with respect to the approval of the Merger and certain restrictions on the transfer of securities of the Company (collectively, the “Voting and Support Agreement”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and (c) the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub. The Merger shall have the effects set forth in ARTICLES II, III and IV below and as specified in the DGCL.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois, as promptly as practicable (but in no event later than the third business day) after the satisfaction of all of the conditions set forth in ARTICLE VII (other than (i) those conditions that may be and are waived by the party or parties for whose benefit such conditions exist, and (ii) those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions) or (b) at such other place, time and/or date as the Company and Parent may agree in writing (the “Closing Date”).

1.3 Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS

OF THE SURVIVING CORPORATION

2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (the “Charter”), except that (a) Article I of the Charter shall read in its entirety as follows: “The name of the corporation is Interpore Spine Ltd.”, and (b) a new Article XII shall be inserted immediately following Article XI of the Charter, which Article XII shall be identical to the Eleventh Article of the certificate of incorporation of the Company as in effect on the date hereof.

2.2 The By-Laws. At the Effective Time, the by-laws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the by-laws of Merger Sub as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation (the “By-Laws”).

ARTICLE III

OFFICERS AND DIRECTORS

OF THE SURVIVING CORPORATION

3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

4.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders:

(a) Merger Consideration. Subject to Sections 4.1(d), each share of the common stock, par value $0.01 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent or Shares that are owned by the Company or any direct or indirect subsidiary of the Company and, in each case, not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall automatically be converted into, and become exchangeable for $14.50 in cash, without interest (the “Merger Consideration”). At the Effective Time, all Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such Shares (other than Excluded Shares) shall thereafter cease to have any rights with respect to such Shares, except the right to receive upon surrender of such Certificate in accordance with Section 4.2(b) hereof, the Merger Consideration issued in consideration therefore in accordance with this ARTICLE IV. The Company shall cause all Rights, as defined in the Rights Agreement dated as of November 17, 1998 between the Company and U.S. Stock Transfer Corporation, as rights agent (the “Company Rights Agreement”), (the “Company Rights”), to expire and the Company Rights Agreement to terminate effective immediately prior to the Closing and Effective Time hereunder.

(b) Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be automatically cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Dissenting Shares. Shares that have not been voted for adoption of this Agreement and with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares withdraws his demand for such appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) his demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be converted into and represent the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not make any payments with respect to, or compromise or settle, any demand for appraisal without the written consent of Parent. Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of Section 262 of the DGCL, to payment for such Dissenting Shares under the provisions of Section 262 of the DGCL shall receive payment thereof from the Surviving Corporation and such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

4.2 Exchange of Certificates for Shares.

(a) Exchange Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, in trust with an exchange agent selected by Parent and reasonably satisfactory to the

Company (the “Exchange Agent”), cash sufficient to deliver the aggregate Merger Consideration. Such cash being hereinafter referred to as the “Exchange Fund”. Until terminated pursuant to Section 4.2(d), the Exchange Fund shall not be used for any purpose other than payment of the Merger Consideration. The Exchange Agent shall invest any funds held by it for purposes of this Section 4.2(a) as directed by Parent, on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 4.2(d). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit additional cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares and Dissenting Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other customary provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as contemplated by this ARTICLE IV. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount (after giving effect to any required tax withholdings) of cash equal to the amount of Merger Consideration into which the number of Shares previously represented by such Certificate shall have been converted pursuant to Section 4.1(a) and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.2(b), each Certificate (other than those representing Excluded Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

For the purposes of this Agreement, (i) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, and (ii) the term “Governmental Entity” shall mean any foreign, federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority, agency or body, domestic or foreign, whether legislative, executive, judicial or otherwise, including, without limitation, the United States Food and Drug Administration (the “FDA”).

(c) Transfers. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law (as defined below). If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE IV. The Merger Consideration delivered upon the surrender of Certificates in accordance with the terms of this ARTICLE IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

For purposes of this Agreement, “Law” shall mean any statute, law, ordinance, rule, regulation or Order of any Governmental Entity. “Order” shall mean any judgment, order, writ, preliminary or permanent injunction, award or decree of any Governmental Entity.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect to the Exchange Fund) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid and/or delivered to Parent. Any stockholders of the Company who have not theretofore complied with this ARTICLE IV shall thereafter look only to Parent for payment of any cash payable pursuant to Sections 4.1 and 4.2 upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificate shall not have been surrendered (i) prior to seven years after the Effective Time or (ii) immediately prior to such earlier time when such amounts would otherwise escheat to or become the property of any Governmental Entity, any shares, cash, dividends and/or distributions in respect of such Certificate shall, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the delivery by such Person of an agreement of indemnification in form reasonably satisfactory to Parent, or the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which Shares theretofore represented by such Certificate shall have been converted pursuant to this ARTICLE IV upon due surrender of such Certificate.

(f) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Shares, options or other securities or rights immediately prior to the Effective Time, such amounts, if any, as the Surviving Corporation, Parent or the Exchange Agent shall be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the

Exchange Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered to Parent by the Company that is attached to this Agreement (the “Company Disclosure Letter”) (each exception disclosed in a section or subsection of the Company Disclosure Letter shall be deemed to be disclosed solely for purposes of the correspondingly numbered representation, warranty and covenant of this Agreement, except to the extent that the relevance of a disclosure in one subsection of the Company Disclosure Letter to another subsection of the Company Disclosure Letter is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and each of its Subsidiaries (as defined below) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where failure to so qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws, each as amended to date. The Company’s and its Subsidiaries’ certificates of incorporation and by-laws so made available are in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

As used in this Agreement, the following terms shall be defined as follows:

“Subsidiary” shall mean, with respect to any Person, another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is directly or indirectly owned or controlled by such first Person or by one or more of its respective Subsidiaries or by such first Person and any one or more of its respective Subsidiaries

“Company Material Adverse Effect” shall mean a fact, event or circumstance which has had, or would reasonably be expected to have, together with all similar or related facts, events and circumstances, (i) a material adverse effect on the condition (financial or otherwise), value, business, properties, assets (including intangible assets), capitalization, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) an effect that would be reasonably likely to prevent the Company from consummating the Merger; provided, however, that any change, event or circumstance attributable to or arising from (A) changes or developments in (x) the industries in which the Company participates generally, (y) the financial, banking, currency or capital markets or the economy in general, or (z) Laws of general applicability (or interpretations thereof by Governmental

Entities), which changes or developments, in each case, do not disproportionately affect the Company in any material respect; (B) the execution or announcement of this Agreement and the transactions contemplated by this Agreement, and (C) the actions of Parent, shall be excluded from the definition of “Company Material Adverse Effect.”

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 50,000,000 Shares and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Shares”). As of the close of business on the date hereof, (A) 17,986,712 Shares (excluding treasury shares) were issued and outstanding and 605,000 Shares were held in treasury, (B) no Preferred Shares were issued and outstanding or held in treasury, (C) 400,000 Shares were reserved for issuance pursuant to the Company’s 2003 Equity Participation Plan (the “2003 Equity Participation Plan”) and options with respect to 275,984 Shares were outstanding under the 2003 Equity Participation Plan, (D) 1,093,241 Shares were reserved for issuance pursuant to the 1995 Stock Option Plan (the “1995 Option Plan”) and options with respect to 1,091,378 Shares were outstanding under the 1995 Option Plan, (E) 300,000 Shares were reserved for issuance pursuant to the Stock Option Plan for Non-Employee Directors (the “Directors Plan”) and options with respect to 190,500 Shares were outstanding under the Directors Plan, (F) 287,500 Shares were reserved for issuance pursuant to the 1999 Consultants Stock Plan (the “Consultants Plan”) and options with respect to 30,000 Shares were outstanding under the Consultants Plan, (G) 834,129 Shares were reserved for issuance pursuant to the 2000 Equity Participation Plan (the “2000 Equity Participation Plan”) and options with respect to 521,879 Shares were outstanding under the 2000 Equity Participation Plan, (H) 393,385 Shares were reserved for issuance pursuant to the Amended and Restated Stock Option Plan of Interpore International, Inc. (the “Interpore Plan”) and options with respect to 238,300 Shares were outstanding under the Interpore Plan, (I) 366,588 Shares were reserved for issuance pursuant to the Cross Medical Products, Inc. Amended and Restated 1994 Stock Option Plan (the “1994 Option Plan”), the Danninger Medical Technology, Inc. Amended and Restated 1984 Non-Statutory Stock Option Plan (the “1984 NSS Option Plan”) and the Danninger Medical Technology, Inc. Amended and Restated 1984 Incentive Stock Option Plan (the “1984 ISO Plan” and, together with the 1994 Option Plan and the 1984 NSS Option Plan, the “Cross/Danninger Plans”, and the Cross/Danninger Plans together with the 2003 Equity Participation Plan, the 1995 Option Plan, the Directors Plan, the Consultants Plan, the 2000 Equity Participation Plan, the Interpore Plan, the 1994 Option Plan, the 1984 NSS Option Plan and the 1984 ISO Plan will be herein referred to as the “Stock Plans”) and no options were outstanding under Cross/Danninger Plans, (J) 105,997 shares were reserved for issuance pursuant to the Amended and Restated Interpore International, Inc. Employee Qualified Stock Purchase Plan (the “Company ESPP”), (K) 175,000 Shares were reserved for issuance pursuant to warrants issued by the Company (the “Company Warrants”) and Company Warrants with respect to 175,000 Shares were outstanding, and (L) 4,406,000 shares of Company Preferred Stock were designated as Series A Junior Participating Preferred Stock, par value $0.01 per share, and were reserved for issuance upon the exercise of the Company Rights. Complete and correct copies of each Stock Plan, the Company Warrants and the Company Rights Agreement have been delivered to Parent. Section 5.1(b) of the Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of all outstanding (x) options to purchase Shares under the Stock Plans or otherwise (each a “Company Option”), including the holder, date of grant, expiration date, exercise price and number of Shares subject thereto and the Stock Plan under which it was issued, (y) Shares of restricted stock which are still subject to vesting, repurchase or forfeiture, including the holder, date of grant, vesting schedule and the Stock Plan under which such Shares were issued and (z) Company Warrants, including the holder, date of grant, expiration date, exercise price and number of Shares subject thereto.

(ii) All of the outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the exercise of the Company Options and Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation, the Company’s by-laws or any contract to which the Company is a party or otherwise bound. All outstanding Shares, all outstanding Company Options, all outstanding Company Warrants, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other applicable Laws and (B) all requirements set forth in applicable Material Contracts (as defined in Section 5.1(d)(ii)). Except as set forth in Section 5.1(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(iii) All of the outstanding shares of capital stock of or other ownership interests in each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), statutory preemptive rights or other encumbrances, including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest (other than any of such under the Securities Act of 1933, as amended, or the rules and regulations thereunder (the “Securities Act”) or any state securities laws). The Shares are traded on the NASDAQ National Market. No other securities of the Company are listed or quoted for trading on any United States domestic or foreign securities exchange or automated quotation system.

(iv) Except as set forth in Section 5.1(b)(i) and 5.1(b)(iii), there are no outstanding (A) shares of capital stock, debt securities or other voting securities of the Company or any of its Subsidiaries, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock, debt securities or other voting securities or ownership interests in any of the Company or its Subsidiaries, (C) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of the Company or its Subsidiaries or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any of the foregoing, (D) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or retire any outstanding securities of any of the Company or its Subsidiaries or to vote or dispose of any shares of the capital stock of the Company or its Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or other entity, other than loans to Subsidiaries in the ordinary course of business. Other than its Subsidiaries, the Company does not own, of record or beneficially, any direct or indirect equity or other ownership interest in any Person or any right (contingent or otherwise) to acquire the same. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or securities convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”). Neither the Company nor any Subsidiary of the Company is a party to any agreement, arrangement or understanding, other than the Voting and Support Agreements, the Company Options and the Company Warrants, restricting the purchase or transfer of, relating to the voting of, requiring the registration of, or granting any preemptive or antidilutive rights or rights of first refusal with respect to, any capital stock of the Company or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Company or its Subsidiaries.

(v) Neither the Company nor any of its Subsidiaries has any outstanding Indebtedness (defined below), other than as set forth in Section 5.1(b) of the Company Disclosure Letter.

As used in this Agreement, “Indebtedness” shall mean, at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets and (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to, with respect to the Merger, the affirmative vote of at least a majority of the outstanding Shares entitled to vote to approve and adopt this Agreement and the Merger (the “Company Stockholder Approval”). The Company Stockholder Approval is the only action of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company at a meeting duly called and held, has by unanimous vote of the directors, (A) approved and adopted this Agreement, the Merger, the Voting and Support Agreement and the other transactions contemplated hereby and thereby, which adoption has not been rescinded or modified, (B) determined that this Agreement, the Voting and Support Agreement, the Merger and the other transactions contemplated hereby and thereby are advisable and fair to and in the best interest of the Company and its stockholders, (C) resolved (subject to Section 6.3) to recommend this Agreement and the Merger to its stockholders for approval and adoption, and (D) directed that this Agreement and the Merger be submitted to its stockholders for consideration in accordance with this Agreement. The Company has received the opinion of its financial advisor, Piper Jaffray & Co., dated as of the date of this Agreement, to the effect that the Merger Consideration to be received in the Merger is fair from a financial point of view to holders of the Shares, subject to the qualifications set forth therein, a complete and correct signed copy of which opinion has been delivered to Parent.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (C) to comply with state securities or “blue-sky” laws, and (D) required to be made with the NASDAQ National Market, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, orders, permits, authorizations or other actions required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, result in a breach or violation of any provision of, or result in the imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to, result in a default (or an event which, with or without notice or lapse of time, or both, would result in a default) under, require any consent, waiver or approval under, give rise to a right of, or result in, any termination, cancellation, modification or acceleration of any right or obligation or loss of a benefit under (A) the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, (B) the terms of any note, bond, mortgage, deed of trust, indenture, lease, license, authorization, permit, concession, franchise, contract, arrangement, understanding, agreement or other instrument, obligation, condition or covenant (collectively, “Contracts”) pursuant to which there are obligations or commitments or consideration by any party thereto valued in excess of $250,000 in any year or in excess of $500,000 during the initial term thereof (collectively, “Material Contracts”) to which the Company or any of its Subsidiaries is a party or bound or to which its or their property or assets is subject, or (C) any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets or any Order of any Governmental Entity, arbitrator or other authority having jurisdiction over the Company or any of its Subsidiaries or any of its or their properties or assets; except in the case of clause (C), for such conflict, breach, violation or imposition that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.1(d) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement. Each of the Material Contracts of the Company and its Subsidiaries is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition contract or other Contract that purports to limit in any respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(e) Company Reports; Financial Statements. The Company has filed, in a timely manner, with the Securities and Exchange Commission (the “SEC”) and made available to Parent all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be so filed by the Company since January 1, 2001, other than the Proxy Statement (collectively, including any such reports filed subsequent to the date hereof and as amended, the “Company Reports”). As of their respective dates, the Company Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company Reports contained, and no Company Reports filed with the SEC subsequent to the date hereof will contain, as of their respective dates, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Company Report filed with the SEC prior to the date hereof. No Subsidiary of the Company is required to make any filings with the SEC. The consolidated financial statements of the Company included in the Company Reports comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, fairly present (subject, in the case of an unaudited financial statement, to normal recurring audit adjustments not material in amount), or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and consolidated statements of operations and statements of cash flows for the periods then ended, in each case in accordance with generally accepted accounting principles consistently applied (“GAAP”) during the periods involved. The Company has heretofore made available to Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act and (ii) the

Company Reports themselves. The Company has responded to all comment letters of the staff of the SEC relating to the Company Reports and the SEC has not asserted that any of such responses is inadequate, insufficient or otherwise non-responsive. The Company has heretofore made available to Parent true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2001.

(f) Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof (the “Company Filed Reports”) and except as disclosed in this Agreement, since December 31, 2003 (the “Audit Date”) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice. Except as disclosed in the Company Filed Reports, since the Audit Date there has not been (i) a Company Material Adverse Effect or any development or combination of developments of which the Company has Knowledge (as defined below) that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance which has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or (iii) any action taken by the Company or its Subsidiaries which, if taken after the date hereof would constitute a breach of any provision set forth in Section 6.1 hereof.

As used in this Agreement, with respect to the Company, “Knowledge” or any similar formulation of knowledge shall mean the actual knowledge of David C. Mercer, Joseph A. Mussey, Richard L. Harrison, M. Ross Simmonds, Philip A. Mellinger and Edwin C. Shors.

(g) Litigation and Liabilities. Except as and to the extent disclosed in the Company Filed Reports, neither the Company nor any of its Subsidiaries has any (i) civil, criminal or administrative actions, suits, claims, litigation, hearings, investigations or other governmental or judicial proceedings, investigations or arbitrations pending or, to the Knowledge of the Company, threatened against the Company or any of its affiliates or any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ current or former directors or officers or any other Person whom the Company or any of its Subsidiaries has agreed to indemnify, (ii) outstanding Orders of any Governmental Entity against the Company, its Subsidiaries, any of their respective properties, assets or businesses, or, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ current or former directors or officers or any other Person whom the Company or any Subsidiary has agreed to indemnify, or (iii) obligations or liabilities of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed (including those relating to matters involving any environmental and occupational safety and health matters, or any other facts or circumstances of which the Company has Knowledge that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its affiliates), except those which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, in the cases of (i) and (iii), those arising in the ordinary course of business consistent with past practice. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Contract (including without limitation any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or its Subsidiaries’ published financial statements.

(h) Employee Benefits.

(i) All benefit and compensation plans, Contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) or current or former directors of the Company and its Subsidiaries or with respect to which the Company or any Subsidiary has any liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, (the “Benefit Plans”) are listed in Section 5.1(h) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed in Section 5.1 of the Company Disclosure Letter, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided to Parent.

(ii) All Benefit Plans are in compliance in all material respects with their terms and with applicable Laws, including without limitation ERISA and the Code. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received or will timely file for a favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii) Neither the Company, nor any of its Subsidiaries nor any entity which is considered one employer with the Company or any Subsidiary under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to, has any liability with respect to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the Company’s audited financial statements. No Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

(iv) There is no material pending or, to the Knowledge of the Company or the officers of any Subsidiary, threatened, litigation relating to the Benefit Plans.

(v) Since the Audit Date, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by the Company or its Subsidiaries or promotions of existing employees in the ordinary course of business consistent with past practice. Except as specifically noted in Section 5.1(h) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, result in the acceleration or lapse of any repurchase right, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans, or (D) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(vi) Neither the Company nor any of its Subsidiaries maintains any Benefit Plans outside of the United States.

(i) Compliance with Laws; Permits.

(i) Neither the Company nor any of its Subsidiaries is in violation or default of or has violated (A) any provision of its certificate or by-laws, in any material respect, or (B) any Laws of any Governmental Entity, arbitrator or other authority having jurisdiction over the Company or such Subsidiary or any of its properties, as applicable, except in the case of (B), for any such violation or default that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries possess all licenses, certificates, permits, approvals, registrations and other authorizations of all Governmental Entities necessary to conduct their respective businesses, other than any such license, certificate, permit, approval, registration or other authorization required in connection with the consummation of the transactions contemplated by this Agreement (the “Company Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such license, certificate, permit or authorization, except where the failure to possess, or the suspension, cancellation, revocation or modification of, or failure to be valid or in full force and effect, of any of the Company Permits, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply which are, in the aggregate, immaterial.

(ii) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act, (B) the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market, Inc.’s National Market. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Subsidiary of the Company has made any loans to any executive officer or director of the Company or any of its Subsidiaries. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has heretofore made available to Parent true, correct and complete copies of all such disclosures to the Company’s auditors and audit committee of the Board of Directors. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Exchange Act.

(j) Contracts. Each material Contract (including all Material Contracts) to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound is valid, binding and enforceable and in full force and effect with respect to the Company or its Subsidiaries and, to the Knowledge of the Company, with respect to the other parties thereto, except where the failure thereof would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under any Material Contract, and, to the Knowledge of the Company, there are no defaults thereunder, except for those defaults that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than any Contract among only the Company and/or any wholly-owned Company Subsidiary, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that materially limits the ability of the Company or any of its Subsidiaries to compete in or conduct any material line of its business or compete with any person or in any geographic area or during any period of time.

(k) Transactions with Affiliates. Except to the extent disclosed in the Company Filed Reports, there are and have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the affiliates of the Company (other than wholly-owned Subsidiaries of the Company), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(l) Title to Properties; Encumbrances.

(i) Section 5.1(l) of the Company Disclosure Letter sets forth a list of all the real property (“Real Property”) which is owned in fee by the Company or its Subsidiaries. The Company or its Subsidiaries, as the case may be, has good, marketable and insurable title to the Real Property. Except as otherwise disclosed in Section 5.1(l) of the Company Disclosure Letter, the Real Property and Real Property Leases (as defined below) are free and clear of all Liens, other than any Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The Company has heretofore delivered to Parent a true, correct and complete copy of all leases and subleases (“Real Property Leases”) under which the Company or its Subsidiaries has the right to occupy space, including all amendments thereto. All Real Property Leases are legal, valid, binding obligations of the Company or its Subsidiaries, as applicable, and enforceable against the Company and its Subsidiaries, as applicable, in accordance with their terms. Other than any defaults that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the tenant’s use of the leased premises under each Real Property Lease, (A) neither the Company nor any of its Subsidiaries is in breach or default under any Real Property Leases and (B) to the Knowledge of the Company and its Subsidiaries, there are no existing defaults or any condition or event which with the giving of notice or lapse of time would constitute a default, by the Company or any of its Subsidiaries thereunder.

(iii) Except as set forth in Section 5.1(l) of the Company Disclosure Letter, neither the Company nor any Subsidiary owns or holds, nor is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property and the Real Property Leases or any portion thereof or interest therein.

(iv) Except with respect to Intellectual Property, the rights, properties and other assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and other assets necessary to permit the Company and its Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

(v) The Company’s and its Subsidiaries’ possession and quiet enjoyment of the Real Property under the Real Property Leases has not been disturbed, and to the Knowledge of the Company there are no disputes with respect to the Real Property Leases, other than any disputes that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the tenant’s use of the leased premises under each Real Property Lease. No security deposit or portion thereof deposited with respect to each Real Property Lease has been applied in respect of a breach or default under such Real Property Lease without such security deposit being returned to its value prior to such breach or default. The other party to each Real Property Lease is not an affiliate of, nor otherwise has an economic interest in, the Company or its Subsidiaries. The Company and its Subsidiaries have not subleased, licensed or otherwise granted any third party the right to use or occupy the Real Property under the Real Property Leases. The Company and its Subsidiaries have not collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

(m) Major Suppliers. The Company Disclosure Letter sets forth the ten largest suppliers of the Company in terms of costs recognized for the purchase of products or services during the fiscal year ended on the Audit Date (the “Suppliers“). As of the date of this Agreement, the Company has not received any written or oral notice from any of the Suppliers of a plan or intent to, and to the Knowledge of the Company none of the Suppliers plan or intend to, terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its products to or services to the Company.

(n) Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Company Stockholders’ Meeting (defined in Section 6.4) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement, the Company shall notify Parent in writing. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information or statements with respect to Parent and its Subsidiaries supplied by or on behalf of Parent in writing specifically for inclusion therein.

(o) Company Rights Agreement. The Company has taken all action so that the execution of this Agreement and the Voting and Support Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Company Rights Agreement or enable, require or cause the Company Rights to be exercised, distributed or triggered. The Company has delivered to Parent and Merger Sub true, complete and correct copies of the Company Rights Agreement.

(p) Inventory. All inventory, whether reflected on the balance sheet of the Company dated December 31, 2003 set forth in Section 5.1(p) of the Company Disclosure Letter (including the notes thereto) (the “Company Balance Sheet”) or subsequently created or acquired, has been created or acquired in the ordinary course of business and, except as provided in the Company’s inventory reserves as of the date hereof, is suitable, usable, or saleable for the purposes for which it is intended. All inventory has been valued on the Company Balance Sheet based on the lower of market value or the Company’s cost of the inventory. The markdowns and provisions for obsolescence and shrinkage reflected on the Company Balance Sheet have been fairly determined consistent with past practices in accordance with GAAP. The reserve for obsolescence and shrinkage reflected on the Company Balance Sheet has been fairly determined consistent with past practices in accordance with GAAP and is adequate in all material respects to provide for excess, slow moving, obsolete, defective, damaged or missing inventory.

(q) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and by-laws is, or at the Effective Time will be, applicable to this Agreement, the Voting and Support

Agreement, the Company, the Shares, the Merger or the other transactions contemplated hereby or thereby. The Company has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, the Voting and Support Agreement or the consummation of the transactions contemplated hereby and thereby.

(r) Environmental Matters. The Company and its Subsidiaries are (i) in compliance in all material respects with any and all applicable foreign, federal, state and local laws (including common law obligations) and regulations relating to the protection of human (including worker) health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, noise, odor or radiation (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability in connection with any presence, handling, disposal or release of, or exposure to, hazardous or toxic substances or wastes, pollutants or contaminants. Neither the Company nor any of its Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or has received notice of any similar status under any other Environmental Law. Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed persons to any hazardous or toxic substances or wastes, pollutants or contaminants, noise, odor or radiation in a manner that has given or will give rise to material liabilities under Environmental Laws. The Company has furnished to the Parent all environmental reports, audits and other material information in its possession or control relating to environmental, health and safety matters. Neither the Company nor any of its Subsidiaries has manufactured, sold, used or handled material or products containing asbestos.

(s) Taxes.

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them, either separately or as a member of an Affiliated Group (as defined below), and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid all Taxes (as defined below) that are required to be paid (whether or not required to be shown on any Tax Return) or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(ii) As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Neither the Company nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither the Company nor any Subsidiary has filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any Subsidiary. Section 5.1(s) of the Company Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for taxable periods ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(iv) The Company is a United States person as defined in Code § 7701(a)(30). The Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.

(v) Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation, sharing, or similar agreement. Neither the Company nor any Subsidiary (A) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor any Subsidiary has ever been, nor will they be at the Closing, a United States Real Property Holding Corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(vi) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the latest Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the latest Company Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the latest Company Balance Sheet, neither the Company nor any Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

(vii) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes any (A) federal, state, local and foreign income, profits,

franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) liability of the Company for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of the Company for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person, (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, and (iii) the term “Affiliated Group” means an affiliated group as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

(t) Labor Matters. No material labor problem or dispute with the employees of the Company or any of its Subsidiaries exists or, to the Knowledge of the Company, is threatened or imminent. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since inception of the Company, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

(u) Insurance. The Company and each of its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are commercially reasonable and consistent with industry practice in the businesses in which they are engaged; all policies of insurance insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect and, in the reasonable judgment of senior management of the Company, are adequate to protect the properties and businesses of the Company and its Subsidiaries; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects and all premiums due thereunder have been paid; and there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Section 5.1(u) of the Company Disclosure Letter contains a correct and complete list and description of each insurance policy maintained by the Company and its Subsidiaries with respect to its properties, assets and businesses.

(v) Intellectual Property. The following terms have the following meanings as used in this Section 5.1(v).

“Business Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property and any other Intellectual Property that is necessary for the conduct of the respective businesses of the Company and its Subsidiaries.

“Intellectual Property” means all intellectual property rights in any jurisdictions around the world, in and to (i) trademarks, service marks, brand names, certification marks, collective marks,

d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) confidential and proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (v) all other intellectual property, proprietary or equivalent rights to any of the foregoing.

“Intellectual Property Contracts” means all agreements concerning the Business Intellectual Property to which the Company or its Subsidiaries is a party, including without limitation agreements granting the Company or its Subsidiaries rights to use the Licensed Intellectual Property, nonassertion agreements, settlement agreements, agreements granting rights to use Owned Intellectual Property, confidentiality agreements, Trademark coexistence agreements and Trademark consent agreements.

“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Licensed Intellectual Property” means Intellectual Property that the Company or its Subsidiaries are licensed or otherwise permitted by other Persons to use.

“Owned Intellectual Property” means Intellectual Property owned by the Company or its Subsidiaries.

“Registered” means issued, registered, renewed or the subject of a pending application.

(i) Section 5.1(v)(i) of the Company Disclosure Letter sets forth a true and complete list and summary description of: (A) all of the Registered Trademarks, Patents and Copyrights of the Company and its Subsidiaries; (B) unregistered Trademarks of the Company and its Subsidiaries that are material to the conduct of their respective businesses as presently conducted; (C) Internet domain names used by the Company or any of its Subsidiaries, and (D) unregistered Copyrights owned or held by the Company or any of its Subsidiaries that are material to the conduct of their respective businesses as presently conducted.

(ii) All Owned Intellectual Property is owned exclusively by the Company and its Subsidiaries; all Registered Owned Intellectual Property is validly filed, subsisting and enforceable, and all other material Owned Intellectual Property is enforceable, and none has been cancelled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company’s or its Subsidiaries’ rights thereto. All necessary registration, maintenance and renewal fees currently due in connection with such Registered Owned

Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Owned Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Owned Intellectual Property. The Company and each of its Subsidiaries has taken all commercially reasonable steps to maintain and protect the Business Intellectual Property which it owns and uses, and there is no action which if not taken within sixty days of the Closing Date could reasonably and materially impair any of the Business Intellectual Property of the Company or any of the Subsidiaries. To the Company’s Knowledge, all material Licensed Intellectual Property is the subject of a valid license to Company or its Subsidiaries as applicable, is subsisting and enforceable, and none has been cancelled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company’s or its Subsidiaries’ rights thereto, except as would not be material to the business of the Company.

(iii) No suit, action, reissue, reexamination, public protest, interference, opposition, cancellation or other proceeding (collectively, “Suit”) is pending concerning any claim that the Company or its Subsidiaries have violated any Intellectual Property rights. No claim has been threatened or asserted (including any demand or request that the Company or any of its Subsidiaries license any rights from a third party, or identifying any third party Intellectual Property rights in relation to any products of or processes used by the Company or any of its Subsidiaries) against the Company or its Subsidiaries or any of their indemnitees for violation of any Intellectual Property rights. The Company and its Subsidiaries and the current and proposed conduct of their respective businesses have not infringed or misappropriated any Intellectual Property Rights.

(iv) No Suit is pending concerning any Intellectual Property Contract, including any Suit concerning any claim that the Company or its Subsidiaries or, to the Company’s Knowledge, another Person has breached any such Intellectual Property Contract. No claim has been threatened or asserted in writing that the Company or its Subsidiaries, or, to the Company’s Knowledge another Person, has breached any material Intellectual Property Contract. To the Company’s Knowledge, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a material breach or default by the Company or its Subsidiaries or another Person under any material Intellectual Property Contract. No party to any material Intellectual Property Contract has given the Company or its Subsidiaries notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any such Intellectual Property Contract. Following the Effective Date, the Surviving Corporation will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under such Intellectual Property Contracts to the same extent the Company and the Subsidiaries would have been able to, had the transactions contemplated by this Agreement not occurred, and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any Subsidiary would otherwise be required to pay.

(v) No Suit is pending concerning any Owned Intellectual Property, including any Suit concerning a claim that any Owned Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company or its Subsidiaries. No such claim has been threatened or asserted to or against the Company. To the Company’s Knowledge, no valid basis for any such Suits or claims exists.

(vi) To the Company’s Knowledge, no Suit is pending concerning any material Licensed Intellectual Property, including any Suit concerning (i) a claim that such Licensed Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable; or (ii) the Company’s or its Subsidiaries’ use of or rights to such Licensed Intellectual Property. To the Company’s Knowledge, no such claim has been threatened or asserted to any officer, director or legal representative of the Company.

(vii) To the Company’s Knowledge, no Person is violating any of the Company’s or its Subsidiaries’ rights in the Business Intellectual Property that shall have a Company Material Adverse Effect.

(viii) The Company and its Subsidiaries own or otherwise have the right to use pursuant to a valid license sufficient for the Company’s and its Subsidiaries’ use, all Business Intellectual Property used or contemplated to be used by the Company and its Subsidiaries, including, without limitation, all material software currently used by the Company or any of its Subsidiaries. Except as indicated in Section 5.1(v)(viii) of the Company Disclosure Letter, all such rights that are owned by the Company or its Subsidiaries are free of all Liens (excluding licenses granted in the ordinary course) and all such rights shall survive the execution, consummation and performance of this Agreement unchanged. Neither the Company nor any Subsidiary has transferred ownership of, or granted any exclusive license with respect to, any Business Intellectual Property that is or was material Business Intellectual Property, to any third party.

(ix) The Company and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets which are Business Intellectual Property (collectively, “Business Trade Secrets“). To the Company’s knowledge, its material Business Trade Secrets have only been disclosed or made accessible to Persons with a bona fide business purpose and need for receiving or accessing such information. Each such Person has executed a valid and appropriate confidentiality agreement in connection therewith. No one Person has knowledge of any material Business Trade Secrets that are not known by at least one other employee of the Company or its Subsidiaries or that are not reasonably documented and in the possession of the Company.

(x) All of the IT Assets used or relied upon by the Company and its Subsidiaries is sufficient for the conduct of the Company’s and its Subsidiaries’ businesses as they are now and will be operated as of the Effective Date. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of its trade secret and confidential information contained within the IT Assets. The Company and its Subsidiaries have taken reasonable security measures to protect the operation of the material IT Assets consistent with industry practice. To the Company’s and Subsidiaries’ knowledge no Person has accessed any IT Assets without proper authorization.

(xi) All Owned Intellectual Property has been exclusively developed either (A) internally by employees of the Company and its Subsidiaries working within the scope of their employment or (B) by third Persons pursuant to written work made for hire and assignment agreements placing ownership of such Owned Intellectual Property with the Company and its Subsidiaries. The Company and each of its Subsidiaries has entered into valid and enforceable written confidentiality agreements and valid and enforceable written proprietary rights agreements with all of its and their consultants, contractors, employees and independent consultants and contractors, to the extent that such employees and contractors have developed, modified, improved, enhanced or had access to the Business Intellectual Property, (i) assigning ownership to the Company or such Subsidiary of all Intellectual Property created or developed by (a) its or their employees within the scope of their employment (whether through assignment agreements or otherwise) or related to the business or research or development of the Company or its Subsidiaries or (b) contractors, consultants and independent contractors and consultants engaged by the Company or such Subsidiary and related to the business or research or development of the Company or its Subsidiaries; and (ii) requiring such employees, contractors, consultants and independent contractors and consultants to maintain the confidentiality of all Trade Secrets. True and complete copies of all such agreements have been provided to Parent; provided, however, to the extent necessary to protect the confidentiality of the Company’s trade secrets or confidential information, such copies, may have been redacted.

(w) Regulatory Compliance.

(i) To the Knowledge of the Company, all of the products sold by the Company and its Subsidiaries are classified as Class II Medical Devices (as defined in 21 C.F.R.). The Company and its Subsidiaries, and the products sold by the Company and its Subsidiaries, are in compliance in all material respects with all current and otherwise applicable statutes, rules, regulations, standards, guides or orders administered or issued by the FDA and all other Governmental Entities which have jurisdiction over the operations or products of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is aware of any actual or threatened enforcement action by the FDA or any other Governmental Entity which has jurisdiction over the operations of the Company and its subsidiaries, including any fines, injunctions, civil or criminal penalties, investigations or suspensions.

(ii) All reports, documents, claims and notices required to be filed, maintained, or furnished to any Governmental Entity by the Company have been so filed, maintained or furnished, except where the failure to file, maintain, or furnish such documents would not, individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii) To the Company’s Knowledge, there are no facts which are reasonably likely to cause: (A) the recall or suspension of any product sold or intended to be sold by the Company or its Subsidiaries; (B) a change in the marketing classification or a material change in labeling of any such products or (C) a termination or suspension of marketing of any such products.

(iv) Except as set forth on Section 5.1(w) of the Company Disclosure Letter, all labels for the Company’s products are in material compliance with all applicable FDA and similar federal, state, local and foreign requirements.

(x) Intercompany Restrictions. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company.

(y) Brokers and Finders. Neither the Company, its Subsidiaries nor any of their respective officers, directors or employees has employed or retained any banker, broker, financial advisor, finder or other such intermediary or incurred any liability for any brokerage or financial advisor fees, commissions or finder’s fees, in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Piper Jaffray & Co. as its financial advisor (the “Company Financial Advisor”). The Company has provided Parent with true and correct copies of all agreements between the Company and the Company Financial Advisor.

5.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Parent is a corporation duly organized and validly existing under the laws of the State of Indiana, for which all required annual reports have been filed with the Indiana Secretary of State and for which no Articles of Dissolution appear as having been filed with the Indiana Secretary of State. Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has full corporate power and authority to own or lease, as the case may be, and to operate its properties and assets and conduct its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except where failure to so qualify or to be in good standing is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent’s articles of incorporation and by-laws and Merger Sub’s certificate of incorporation and by-laws, each as amended to the date hereof. Parent’s articles of incorporation and by-laws are in full force and effect. Merger Sub is a newly formed corporation with no material assets or liabilities, except for liabilities arising under this Agreement. Prior to the Effective Time, Merger Sub will not conduct any business or activities, other than the issuance of stock to Parent.

As used in this Agreement, the term “Parent Material Adverse Effect” means a fact, event or circumstance which has had, or would reasonably be expected to have, together with all similar or related facts, events and circumstances, (i) a material adverse effect on the condition (financial or otherwise), value, business, properties, assets (including intangible assets), capitalization liabilities or results of operations of Parent and its Subsidiaries taken as a whole or (ii) an effect that would be reasonably likely to prevent the Parent from consummating the Merger; provided, however, that any change, event or circumstance attributable to or arising from (A) changes or developments in (x) the industries in which Parent participates generally, (y) the financial, banking, currency or capital markets or the economy in general, or (z) Laws of general applicability (or interpretations thereof by Governmental Entities), which changes or developments, in each case, do not disproportionately affect the Parent in any material respect; (B) the execution or announcement of this Agreement and the transactions contemplated by this Agreement, and (C) the actions of the Company, shall be excluded from the definition of “Parent Material Adverse Effect”.

(b) Corporate Authority; Approval and Fairness.

(i) No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger or any of the other transactions contemplated hereby. Parent, as the indirect parent of Merger Sub, has taken or caused to be taken all corporate or stockholder action necessary to approve this Agreement, the Merger and the other transactions contemplated hereby, including actions necessary under applicable rules of the NASDAQ National Market. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Board of Directors of Parent (A) has approved and adopted this Agreement and the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified, (B) determined that this Agreement and the Merger are advisable and fair and in the best interest of Parent and its stockholders and (C) has received the opinion of its financial advisor, Robert W. Baird & Co. Incorporated, to the effect that the consideration to be paid by Parent in the Merger is fair to Parent from a financial point of view.

(c) Governmental Filings; No Violations.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act and the Exchange Act, (C) to comply with state securities or “blue sky” laws, and (D) required to be made with the NASDAQ National Market, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, orders, permits, authorizations or other actions required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, conflict with, result in a breach or violation or imposition of any Lien upon any property or assets of Parent or any of its Subsidiaries pursuant to, result in a default (or an event which, with or without notice or lapse of time, or both, would result in a default) under, require any consent, waiver or approval under, give rise to any termination, cancellation, modification or acceleration of any right or obligation or loss of a benefit under (A) the articles of incorporation or by-laws of Parent or the certificate of incorporation or by-laws of Merger Sub, or (B) the terms of any Material Contracts to which Parent or any of its Subsidiaries is a party or bound or to which it or their property or assets is subject, or (C) any Laws applicable to Parent or any of its Subsidiaries or their respective properties or assets of any court, Governmental Entity, arbitrator or other authority having jurisdiction over Parent or any of its Subsidiaries or any of its or their properties; except, in the case of clauses (B) and (C), for such conflict, breach, violation or imposition that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Sufficient Funds. As of the date hereof, Parent has access to and, at the Closing and at the Effective Time, Parent will have sufficient funds available to pay the Merger Consideration upon consummation of the Merger.

(e) Brokers and Finders. Neither Parent, Merger Sub nor any of their respective officers, directors or employees has employed any broker, investment banker, financial advisor, finder or other such intermediary or incurred any liability for any brokerage or financial advisor fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Robert W. Baird & Co. Incorporated as its financial advisor.

(f) Information Supplied. None of the information supplied or to be supplied in writing by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Company Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement, Parent shall notify the Company in writing. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information or statements with respect to the Company and its Subsidiaries made or incorporated by reference therein supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

ARTICLE VI

COVENANTS

6.1 Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (which approval shall not be unreasonably withheld or delayed) and except as otherwise expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter):

(a) the business of it and its Subsidiaries shall be conducted in the ordinary course consistent with past practice, and it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) preserve its present business organization substantially intact, (ii) maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees, business associates and other third parties with which the Company has material business relations consistent with past practice, (iii) keep available the services of its current officers and key employees, and (iv) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including without limitation, all material licenses and permits that are required for the Company or any of its Subsidiaries to carry on its business;

(b) it shall not, and shall not permit any of its Subsidiaries to, and shall not commit to, (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or by-laws or term of any outstanding security of the Company or its Subsidiaries; (iii) split, combine or reclassify any shares of capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, of the Company or any less-than-wholly-owned Subsidiary of the Company; (iv) declare, set aside or pay any dividend payable in cash, stock or property or make any other actual, constructive or deemed distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock, other than dividends by a direct or indirect wholly-owned Subsidiary of the Company to its parent; or (v) purchase, redeem or otherwise acquire, or modify or amend, or offer to redeem, purchase or otherwise acquire, or modify or amend, any Company equity or equity related securities or any equity or equity related securities of any of the Company’s Subsidiaries;

(c) it shall not, and shall not permit any of its Subsidiaries to, and shall not commit to, offer, issue or sell, any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class, except that the Company may (i) issue up to 20,000 Shares pursuant to the Company’s Amended and Restated Employee Qualified Stock Purchase Plan dated November 13, 1998, (ii) issue Shares upon exercise of Company Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (iii) of this clause (c) or pursuant to the Company Warrants, or (iii) grant Company Options to purchase up to an aggregate of 57,500 Shares to non-employee directors for their attendance at board meetings, in accordance with the terms of the Directors Plan as in effect on the date hereof and consistent with past practice and with an exercise price per Share no less than the fair market value of a Share as of the date of grant;

(d) it shall not, and shall not permit any of its Subsidiaries to, and shall not commit to, (i) other than in the ordinary and usual course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material property or assets (including capital stock of Subsidiaries of the Company); (ii) without prior written notice to Parent, make, authorize or commit or agree to make any capital expenditures or any obligations or liabilities in respect thereof, except for those which do not exceed $10,000; (iii) make, authorize or commit or agree to make any capital expenditures or any obligations or liabilities in respect thereof, except for those which do not exceed $25,000; (iv) acquire or propose to acquire (whether by merger, consolidation, purchase of equity or assets or otherwise) any assets or stock of or other interest in any other Person or entity, except in connection with capital expenditures permitted hereunder and except for acquisitions of inventory and other assets in the ordinary course of business; (v) make any loans, advances or capital contributions to, or investments in, any other Person (other than loans (not prohibited under Section 13(k) of the Exchange Act) to employees in the ordinary course of business consistent with past practice not to exceed $5,000 to any individual or $50,000 in the aggregate) or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, or incur (including by drawing upon the Company’s existing line of credit) or adversely modify any Indebtedness for borrowed money, or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (or incur or modify any other material liability), (vi) terminate, cancel or request any adverse change in, or agree to any adverse change in, any Material Contract to which the Company or any of its Subsidiaries is a party, or waive, release or assign any material rights, claims of benefits of the Company or any of its Subsidiaries thereunder, (vii) other than in the ordinary course of business consistent with past practice, enter into any new Contract, or fail to use reasonable business efforts to renew any Contract, to which the Company or any of its Subsidiaries is a party, which is material to the Company and its Subsidiaries taken as a whole; (viii) enter into any non-competition Contracts or other Contracts that purport to limit in any respect either the type of business in which it (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business; (ix) enter into any partnership, joint venture, strategic alliance, revenue or profit sharing agreement or similar arrangement with any Person; or (x) change or modify its line of business from the line of business in which it is engaged as of the date hereof or enter into any new line of business;

(e) it shall not, and shall not permit any of its Subsidiaries to, and shall not commit to, (i) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Benefit Plans, except as provided in Section 6.1(c) and Section 6.10(a)(v), (ii) except in the ordinary course of business or as required by Law or the terms of any Benefit Plan, make any contribution to any existing Benefit Plan, (iii) grant any pension, retirement, severance, retention, change of control or termination pay or rights to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, or amend or modify the terms of any Company Option, except as required by Law, (iv) increase the salary, wage, bonus or other compensation or benefits of any directors, officers or employees, or consultants, except for (A) annual salary increases to non-executive employees made in the ordinary course of business consistent with past practice at the regularly scheduled times; provided that the aggregate dollar amount of such increases shall not exceed the corresponding amount for the calendar year 2003, and (B) subject to Section 6.1(c), the grant of options to non-employee directors of the Company pursuant to the Directors Plan, or (v) make payments or distributions (other than normal salaries) to or enter into any transaction with any affiliate of the Company, (vi) enter into any consulting agreement (A) with any consultant (other than surgeon consultants) providing for payments in excess of $50,000, or (B) with any surgeon consultant regardless of the amount of payments to be made thereunder, (vii) accelerate the payment of compensation or benefits to any director, officer, employee or consultant, except as required by applicable Law, agreements in effect as of the date of this Agreement or Section 6.10(a).

(f) it shall not, and shall not permit any of its Subsidiaries to, and shall not commit to, (i) prior to consulting with Parent, commence any litigation or arbitration proceeding or any regulatory or other governmental action or proceeding with or before any Governmental Entity other than ordinary contract and commercial litigation that the Company does not reasonably expect to result in total costs to the Company in excess of $300,000, (ii) waive, release or assign any material rights or claims, or (iii) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, contingent, asserted, unasserted or otherwise), other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent in amount and kind with past practice, of claims, liabilities or obligations reflected in the Company’s most recent financial statements (including the notes thereto) filed with the Company Filed Reports prior to the date hereof or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(g) it shall not, and shall not permit any of its Subsidiaries to, and shall not commit to, change its (i) methods or principles of accounting in effect at the Audit Date, except as required by changes in GAAP after the date of this Agreement, as concurred by its independent public accountants, or as required by applicable Law or by a Governmental Entity or (ii) fiscal year;

(h) it and its Subsidiaries shall use commercially reasonable efforts to keep in place any material insurance policy naming it as a beneficiary or loss-payable payee; and

(i) it shall not, and shall not permit any of its Subsidiaries to, agree, authorize, commit to do, enter into an agreement to do or publicly announce an intention to do any of the foregoing.

6.2 Other Actions. Except as required by Law, Parent, the Company and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that would reasonably be likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to “materiality”, “Company Material Adverse Effect” or “Parent Material Adverse Effect” becoming untrue as of the Closing (for this purpose, without giving effect to any limitation as to any such representation or warranty being made as of the date of this Agreement), (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect as of the Closing (for this purpose, without giving effect to any limitation as to any such representation or warranty being made as of the date of this Agreement), or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

6.3 Acquisition Proposals.

(a) The Company shall, and shall cause its Subsidiaries, and its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated immediately any activities, discussions or negotiations with any Persons that may be ongoing with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal (defined below). The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries, subject to the terms and conditions of such confidentiality agreements. As of the date hereof and prior to the Effective Time or earlier termination of this Agreement in accordance with Article VIII, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize any of their respective Representatives to, and the Company and each Subsidiary shall use their respective reasonable best efforts to cause the Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or take any other action to knowingly facilitate (including by way of furnishing information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding related to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any negotiations or discussions regarding an Acquisition Proposal or any inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (iv) amend or grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, that, with respect to a bona fide, unsolicited written Acquisition Proposal made after the date hereof that does not result from a breach of this Section 6.3, at any time prior to obtaining the Company Stockholder Approval, the Company shall be entitled to (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing provisions not less restrictive of such Person than those in the Confidentiality Agreement (defined in

Section 9.7), provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, in each case commencing one business day after delivery of a written notice to Parent that it intends to furnish such information or enter into such discussions or negotiations (a “Determination Notice”), if (but only if) the Board of Directors of the Company has determined in good faith by the date on which the Determination Notice is given (A) after consultation with a financial advisor of nationally recognized reputation, that the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (defined below) and (B) after consultation with outside legal counsel, that the failure to provide such information or enter into such discussions or negotiations would present a reasonably substantial risk of a breach of the fiduciary duties of the Company’s Board of Directors to the Company’s stockholders under applicable Law. Without limiting the foregoing, it is agreed that any violation of any provision or term in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.3(a) by the Company. The Company agrees that it will take the necessary steps to promptly inform the Representatives of the Company and its Subsidiaries of the obligations undertaken in this Section 6.3 and in the Confidentiality Agreement.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or group relating to (i) any direct or indirect acquisition or purchase of greater than 50% of the total consolidated assets of the Company and its Subsidiaries taken as a whole or 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning at least 15% of any class of equity securities of the Company or (iii) any merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction pursuant to which the stockholders of the Company immediately prior to such transaction would either (A) own less than 85% of any class of equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) receive consideration the value of which is 15% or more of the aggregate equity value of the Company immediately before giving effect to such transaction, in each case, other than the Merger. A “Superior Proposal” shall mean a bona fide, unsolicited written Acquisition Proposal made after the date hereof and not received in violation of Section 6.3(a), made by a Person other than Parent or Merger Sub, that provides for the acquisition, whether by merger, tender offer, exchange offer, business combination, asset purchase, recapitalization or similar transaction, of greater than 50% of all of the outstanding Shares or greater than 50% of the total consolidated assets of the Company (i) that is on terms which the Company’s Board of Directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable for the stockholders of the Company (in their capacity of stockholders) from a financial point of view than the transactions contemplated by this Agreement and any alternative proposed by Parent or Merger Sub in accordance with Section 0 hereof, (ii) which is reasonably likely to be consummated in a timely manner (taking into account the legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) and (iii) which is fully financed or reasonably capable of being fully financed (and, in either such case, is not subject to a financing contingency).

Neither the Board of Directors of the Company nor any committee thereof shall (x) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated hereby or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (x) being referred to as a “Company Adverse Recommendation Change”) or (y) prior to paying the Termination Fee to the Parent and terminating this Agreement pursuant to Section 8.3(c), approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.3(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, the Board of Directors of the Company may make a Company Adverse Recommendation Change if all of the following conditions in clauses (i) through (iii) are met:

(i) the Company Stockholder Approval has not been obtained;

(ii) the Company has provided to Parent three business days’ prior written notice (a “Notice of Adverse Recommendation”) which shall expressly state that it intends to effect a Company Adverse Recommendation Change and the manner in which it intends to do so; and

(iii) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that it is required to make a Company Adverse Recommendation Change in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law.

(b) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.3, promptly on the date of receipt thereof by the Company, any of its Subsidiary or their Representatives, the Company shall (i) advise Parent orally and in writing of any request for information or other inquiry that could reasonably be expected to lead to an Acquisition Proposal, or any Acquisition Proposal, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations (including any changes thereto) and (ii) promptly provide to Parent copies of any written materials (including written materials provided by email or otherwise in electronic format) received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussion or negotiations are taking place. The Company agrees that it shall keep Parent fully informed of the status and details (including amendment or proposed amendments) of any such request, Acquisition Proposal or inquiry and keep Parent fully informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal or inquiry. The Company shall provide Parent with 48 hours prior written notice (or such other prior notice as is reasonably practicable in light of notice of less than 48 hours provided to members of the Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

(c) Subject to Section 6.9, nothing contained in this Section 6.3 shall prohibit the Company from (i) complying with Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors

(after consultation with outside legal counsel), such disclosure would be required under applicable Law; provided however, that in no event shall the Company or its Board of Directors or committee thereof take, or agree or resolve to take, any action prohibited by this Section 6.3.

6.4 Company Stockholders’ Meeting. Prior to the termination of this Agreement in accordance with Article VIII, the Company shall take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to establish a record date for, duly call, give notice of, hold and convene a meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the Merger and shall, at the Company Stockholders Meeting, submit this Agreement for consideration and vote by the Company’s stockholders at such meeting. Subject to Section 6.3, the Company’s Board of Directors shall recommend to its stockholders the adoption and approval of this Agreement and the Merger and shall not amend, modify, withdraw, condition or qualify such recommendation and shall take commercially reasonable action to solicit such approval in accordance with applicable Law, rules of the NASDAQ National Market and the Company’s certificate of incorporation and bylaws (including, without limitation, including such recommendation in the Proxy Statement). Notwithstanding anything to the contrary in this Agreement, prior to the termination of this Agreement in accordance with Article VIII, the obligation of the Company to convene the Company Stockholders’ Meeting and to submit this Agreement for the consideration and vote of the Company’s stockholders at such meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement, proposal or communication to it of any Acquisition Proposal, or by any withdrawal or change of recommendation of the Company’s Board of Directors or committee thereof. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of the NASDAQ National Market and the Company’s certificate of incorporation and bylaws. Without the prior written consent of Parent, which shall not be unreasonably withheld, the approval and adoption of this Agreement and the Merger and the election of the directors of the Company (if the Company Stockholders’ Meeting constitutes the Company’s 2004 Annual meeting of stockholders) are the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders’ Meeting (other than matters incident thereto, including the adjournment of the Company Stockholders’ Meeting to solicit additional proxies in support of this Agreement). The Company shall not submit to the vote of its stockholders any Acquisition Proposal or propose to do so.

6.5 Filings; Other Actions; Notification.

(a) As promptly as practicable after the date hereof, the Company shall, after consultation with Parent, prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and, in accordance with applicable Law, the Company shall promptly mail the Proxy Statement to its stockholders. The Proxy Statement and any amendment or supplement thereto shall include all information pertaining to the Company and the transactions contemplated hereby required by the Exchange Act for inclusion or incorporation by reference in the Proxy Statement. Company shall also, if required, mail to the Company’s stockholders, any amendment or supplement to the Proxy Statement which may become necessary.

(b) No amendment or supplement to the Proxy Statement will be made by the Company without the prior approval of the Parent, which shall not be unreasonably withheld or delayed. Each party will advise the other party, promptly after it receives notice thereof, of any request by the SEC for amendment or supplement of the Proxy Statement or comments of the SEC thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, the Company or Parent discovers any information relating to itself, or any of its affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party that discovers such information shall promptly notify the other parties hereto and the parties shall jointly prepare an appropriate amendment or supplement describing such information which shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

(c) Each of the Company and Parent shall, upon request by the other and subject to applicable Law, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

6.6 Reasonable Efforts; Notifications.

(a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all required notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations required to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) using reasonable best efforts to cause the satisfaction of all conditions to Closing; provided, however, that nothing in this Section 6.6 shall require, or be construed to require, Parent to proffer to, or agree to, sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Without limiting the generality of the foregoing, each of Parent and the Company shall file any Notification and Report Forms and related materials that it may be required to file in connection with the transactions contemplated by this Agreement with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act as soon as practicable after the date hereof, but in no event later than 12 business days after the date hereof, shall each use its commercially reasonable efforts to obtain an early termination of the applicable waiting period, and shall each make as promptly as practicable, any submissions pursuant thereto that may be necessary, proper or advisable. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall (i) have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement and (ii) consult with each other before meeting with, or engaging in any conference calls with, any antitrust agency to discuss the transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement, including information relating to (i) the Company’s and its Subsidiaries’ licenses, certificates, permits or other authorizations from or of Governmental Entities and any applications relating thereto, unless the Company reasonably determines that furnishing such copies would violate the terms of a written confidentiality obligation of the Company to such third party or applicable Law, or (ii) any written claim by a third party that a Material Contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Nothing herein shall require any party to waive any substantial rights or agree to any substantial limitation on its (or the Surviving Corporation’s) operations or to divest itself of any assets or properties.

(c) Each party hereto shall promptly advise the other parties hereto orally and in writing of any occurrence or existence of any event which makes or, with the passage of time or otherwise, is reasonably likely to make any representation or warranty made by such party contained herein untrue; provided however that the delivery of notice pursuant to this Section 6.6(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.7 Tax Covenants.

(a) The Company shall prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Closing Date; provided, however, that Parent shall have a reasonable opportunity, beginning at least fifteen (15) days prior to the due date thereof, to review and comment on the form and substance of such Tax Returns.

(b) All Contracts or intercompany account systems under which the Company or any of its Subsidiaries may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) shall be terminated with respect to the Company and each such Subsidiary on or prior to the Closing Date, and the Company and each Subsidiary shall thereafter be released from any liability thereunder.

(c) Except in the ordinary course of business consistent with past practice (unless required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company and its Subsidiaries), without obtaining Parent’s prior written consent, the Company shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any election in respect of Taxes, file any amended Tax Return, adopt or change any material accounting method or period in respect of Taxes, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, consent to any extension or waiver of any statute of limitation applicable to any material claim or assessment in respect of Taxes or surrender its rights to claim any refund in respect of Taxes.

6.8 Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers, employees, counsel, accountants, agents and other Representatives reasonable access, during normal business hours, to all of the properties, personnel, agents, books, Contracts and records of the Company and its Subsidiaries and, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by its officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

6.9 Publicity. The Company and Parent each shall consult with each other prior to issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement, and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, and shall not issue such press release or make any such public statement prior to such consultation except (i) as may be required by Law or by obligations pursuant to any listing agreement with or rules of the NASDAQ National Market and (ii) each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if previously approved by the other party) and do not reveal non-public information regarding the other party.

6.10 Benefits.

(a) Stock Options and Warrants.

(i) As of the date of this Agreement (or as soon as practicable after the date hereof), the Board of Directors of the Company or its Compensation Committee shall adopt such resolutions and take such other actions as may be required to effect the provisions of this Section 6.10(a)(i).

(A) At the Effective Time, each Company Option which is held by a current member of the Board of Directors of the Company and which is outstanding under a Stock Plan immediately prior to the Effective Time, and each Company Warrant outstanding immediately prior to the Effective Time, shall be cancelled in exchange for a single lump sum cash payment equal to (subject to applicable withholding tax) the product of (I) the number of Shares subject to such Company Option or

Company Warrant immediately prior to the Effective Time and (II) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option or Company Warrant immediately prior to the Effective Time; provided that, if the exercise price per Share of such Company Option or Company Warrant is equal to or greater than the Merger Consideration, such Company Option or Company Warrant shall be cancelled or forfeited without any cash payment being made in respect thereof. The Surviving Corporation shall make the foregoing payment at, or as soon as practicable after, the Effective Time upon delivery by the holder of such Company Option or Company Warrant of the certificate or other documents representing such Company Option or Company Warrant.

(B) Each Company Option which is held by any Person other than a current member of the Board of Directors of the Company and which is outstanding under a Stock Plan shall, at the Effective Time (I) with respect to the vested portion thereof, be cancelled in exchange for a single lump sum cash payment equal to (subject to applicable withholding tax) the product of (a) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option immediately prior to the Effective Time and (b) the number of Shares issuable upon exercise of the vested portion of such Company Option immediately prior to the Effective Time; provided that, if the exercise price per Share of such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled or forfeited without any cash payment being made in respect thereof, and (II) with respect to the unvested portion thereof, be assumed by Parent and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Option, the number of shares of Parent Common Stock equal to the product of (a) the Exchange Ratio (as defined below) and (b) the number of Shares subject to the unvested portion of such Company Option immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the exercise price per Share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. The Surviving Corporation shall make the foregoing payment at, or as soon as practicable after, the Effective Time upon delivery by the holder of such Company Option of the certificate or other documents representing such Company Option.

The “Exchange Ratio” shall be defined as an amount equal to the Merger Consideration divided by the Closing Parent Price. The “Closing Parent Price” shall be defined as the amount equal to the average of the per share closing prices of the Parent Common Stock as reported by the NASDAQ National Market for the five trading days ending two trading days prior to the Closing Date, rounded to the fourth decimal point.

(C) At or prior to the Effective Time, each of the Company and Parent shall make all necessary arrangements and take all necessary actions to cause the conversion and assumption of the unvested Company Options by Parent pursuant to Section 6.10(a)(i)(B). Except with respect to Company Options that accelerate in vesting pursuant to the specific terms of their respective option award agreements or the applicable Stock Plan, and except as provided in Sections 6.10(a)(i)(A) and 6.10(a)(i)(B)(I), the Company shall not take any actions that would result in the accelerated vesting or cashing out of any Company Options.

(ii) Prior to the Effective Time, the Company shall take all commercially reasonable actions as may be required and permitted under applicable Law to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(iii) The Board of Directors of the Company or its Compensation Committee shall take all action necessary to provide that immediately upon the expiration of the current Offering Period under the Company ESPP, the Company ESPP shall be terminated, or, if permitted under the terms of the Company ESPP, indefinitely suspended, and no further payroll deductions shall be permitted thereunder and no options shall be granted thereunder.

(iv) If and to the extent the agreement, consent or approval of any holder of a Company Option or Company Warrant, or any participant under the Company ESPP, is required to implement the provisions of this Section 6.10(a), then the Company shall obtain all required agreements, consents and approvals from such holders prior to the Closing Date; provided that the Company shall not provide any consideration to holders of Company Options or Company Warrants to obtain their consent without the prior written consent of Parent.

(v) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this Section. No later than five business days after the Effective Time, Parent shall, in its sole discretion, either (A) file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form to register the shares of Parent Common Stock issuable upon the exercise thereof, and shall use its commercially reasonable efforts to cause such registration statement to be effective as soon as practicable after the Effective Time and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding or (B) issue shares of Parent Common Stock under an existing registration statement upon the exercise of such options.

(b) Benefit Plans.

(i) Following the Effective Time, Parent shall cause service performed by current employees for the Company and its Subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility and vesting, and for purposes of determining severance, vacation and other paid time off entitlements, under the benefit plans of Parent and its Subsidiaries in which employees of the Company participate to the extent such service was credited by the Company and its Subsidiaries under similar Benefit Plans. Notwithstanding the foregoing, nothing in this Section 6.10(b)(i) shall be construed to require crediting of service that would result in (A) duplication of benefits, (B) service credit for benefit accruals under a defined benefit pension plan, (C) service credit under a newly established plan for which prior service is not taken into account or (D) employer contribution for any 401(k) plan. In addition, nothing herein shall limit the ability of Parent to amend or terminate any of its welfare and pension benefit plans in accordance with their terms at any time.

(ii) When employees of the Company become eligible to participate in a medical, dental or health plan of Parent, to the extent permissible under the applicable benefit plan, Parent shall cause each such plan to (x) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company and (y) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company plan prior to the Effective Time.

(iii) Parent shall continue to provide automobile lease subsidies and/or related payments to the Company’s current and former officers in amounts no less than that provided by the Company to each such current or former officer immediately prior to the Effective Time until the later of (A) each such officer’s termination of employment with Merger Sub or Parent or (B) the expiration of the current lease term for such automobile.

(iv) Prior to the Effective Time, the Company shall take all actions necessary to provide that as of the Effective Time, each participant in the Interpore International, Inc. Retirement Savings Plan (the “Company 401(k) Plan”) shall have a fully vested and non-forfeitable right in his or her matching contribution account under such plan.

(c) The Company shall freeze participation under the Company’s 401(k) plan effective as of the Effective Time and Company employees shall be eligible to participate under Parent’s 401(k) plan beginning on the day following the Effective Time. Immediately following the Effective Time, employees of the Company and its Subsidiaries shall continue to participate in the welfare benefit plans in which they participated immediately prior to the Effective Time or the Parent may transition the employees of the Company and its Subsidiaries to other employee benefits that are comparable to those provided to Parent’s similarly situated employees. Nothing herein shall require Parent or Company to continue any particular Benefit Plan or prevent the amendment or termination thereof; provided, however, that Parent shall not take any action (by way of amendment, termination or otherwise) which is in violation of the terms of any Benefit Plan or applicable Law.

6.11 Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in ARTICLE IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.12 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of not less than six years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, settlements, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Claims”), arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), whether asserted or claimed prior to, at or after the

Effective Time, to the fullest extent and only to the extent permitted under applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the extent permitted under applicable Law; provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) Parent shall cause the Surviving Corporation to maintain the Company’s existing officers’ and directors’ liability insurance for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 200% of the last annual premium paid prior to the date hereof, in which case Parent shall cause the Surviving Corporation to obtain in the aggregate as much comparable insurance as available for such amount.

(c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer any of its material properties or assets to any Person, individually or in the aggregate, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or the Person acquiring such properties or assets shall assume, jointly and severally, all of the obligations set forth in this Section.

(d) The provisions of this Section 6.12 are intended for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have had by contract or otherwise.

6.13 Takeover Statute.

(a) Each of Parent, the Company and their respective Board of Directors shall take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby. If any Takeover Statute becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. In addition, the Company will not approve an Acquisition Proposal or a Superior Proposal for purposes of Section 203 of the DGCL.

(b) Prior to the Effective Time, the Company shall not redeem the Company Rights or amend, modify (other than to delay any “distribution date” therein or to render the Company Rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the Company Rights Agreement.

6.14 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Merger or this Agreement, without the prior written consent of Parent. In addition, the Company shall not cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger, in each case, except to the extent otherwise permitted by this Agreement.

6.15 Confidentiality and Standstill Agreements. From the date hereof through the Effective Time, (a) the Company will not terminate, amend, modify or waive any provision of any confidentiality agreement, agreement by the Company not to acquire assets or securities of a third party or agreement by a third party not to acquire assets or securities of the Company to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to and in accordance with its terms and conditions and (b) the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including by obtaining injunctions to prevent any material breaches of such agreements of which the Company has Knowledge in any court of the United States of America or of any state having jurisdiction.

6.16 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction of each of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law, the rules of the NASDAQ National Market and the certificate of incorporation and bylaws of the Company.

(b) Governmental Consents and Approvals. All necessary consents and approvals of any Governmental Entity required for the consummation of the transactions contemplated by this Agreement shall have been obtained, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement, and no Governmental Entity shall have instituted any proceeding seeking any such an Order; provided, however, that each of the parties shall have used reasonable best efforts to prevent the entry of such Order and to appeal as promptly as possible any Order that may be entered.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Parent:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) when made and at and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Adverse Effect” set forth therein), as of that date, except where the failure of such representations and warranties to be so true and correct would not, individually, or in the aggregate, result in or reflect a Company Material Adverse Effect). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) No Company Material Adverse Effect. Since December 31, 2003, there shall not have been any event or development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Dissenting Shares. The number of Dissenting Shares shall not exceed 6% of the Company’s issued and outstanding Shares.

(e) Material Litigation. Since the date hereof, there shall not have been any new litigation matters or change in any litigation matters existing on the date hereof involving the Company and its Subsidiaries or any development or combination of developments with respect to any such litigation matters that, individually or in the aggregate, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Estoppel Certificates. The Company shall have obtained and delivered to Parent an estoppel certificate with respect to the Real Property Lease for the property located in Irvine, California; provided, however, that Parent and Merger Sub shall not assert this condition to closing if the failure of this condition to be satisfied is due to their failure to provide the information necessary to obtain such certificate.

(g) FIRPTA Affidavit. The Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance satisfactory to the Parent.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) when made at and as of the Closing Date, as if made as of such time (except to the extent such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”), as of that date, except where the failure of such representations and warranties to be so true and correct would not, individually, or in the aggregate, result in or reflect a Parent Material Adverse Effect). The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have complied in all material respects with all agreements, obligations and covenants required under this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

(c) No Parent Material Adverse Effect. Since May 31, 2003, there shall not have been any event or development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, by mutual written consent of the Company, Parent and Merger Sub, which consent shall have been approved by action of their respective Boards of Directors.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company, by written notice to the other party, if:

(a) whether before or after the Company Stockholder Approval, the Merger shall not have been consummated by October 1, 2004 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this subsection (a) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Termination Date;

(b) the Company Stockholder Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Company Stockholder Approval).

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, by action of the Board of Directors of the Company if:

(a) there has been a breach of any covenant or agreement made by Parent or Merger Sub in this Agreement such that the closing condition set forth in Section 7.3(b) would not be satisfied, or

(b) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement, such that the closing condition set forth in Section 7.3(a) would not be satisfied,

and, in the case of both (a) and (b), such breach or condition is not curable or, if curable, is not cured within 30 days after Parent receives written notice thereof from the Company, which notice shall state the Company’s intention to terminate this Agreement under Section 8.2(a) or (b) and the basis of such termination.

(c) By the Company, if (i) all of the Termination Conditions (as defined below) have been satisfied and (ii) the Company has fulfilled its obligation to pay the Termination Fee to Parent under Section 8.5(c). As used in this Agreement, “Termination Conditions” shall be defined to mean:

(i) the Company Stockholder Approval has not been obtained;

(ii) a Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(iii) the Company has (A) provided to Parent four business days’ prior written notice (a “Notice of Termination”) which shall expressly state (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Termination and a new four business day period) and the identity of the Person or group making the Superior Proposal and (3) that it intends to effect a termination of this Agreement and (B) made available to Parent all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal; Parent shall have the right, within 3 business days after receipt of a Notice of Termination, to make an offer relating to the acquisition of the Company (a “Parent Counter Offer”), including by agreeing to accept the material terms of the Superior Proposal set forth in the Notice of Termination;

(iv) the Board of Directors has determined in good faith after consultation with its outside legal counsel and financial advisors that a Parent Counter Offer is not at least as favorable to the Company’s stockholders as the Superior Proposal;

(v) the Board of Directors of the Company has determined in good faith (after consultation with outside legal counsel) that it is required to terminate this Agreement and accept the Superior Proposal in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; and

(vi) the Company shall have complied with Section 6.3 and shall not have breached in any material respect any of the other provisions set forth in Sections 6.4 and 6.5.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if:

(a) prior to obtaining Company Stockholder Approval:

(i) a Company Adverse Recommendation Change shall have occurred;

(ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby;

(iii) a tender or exchange offer relating to any Shares will have been commenced and the Company will not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or

(iv) an Acquisition Proposal is publicly announced, and the Company fails to issue, within ten business days after such Acquisition Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby;

(b) the Company shall have breached any of its obligations under Section 6.3 in any material respect; or

(c) if (i) there has been a breach of any covenant or agreement made by the Company in this Agreement such that the closing condition contained in Section 7.2(b) would not be satisfied, or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition contained in Section 7.2(a) would not be satisfied and, in the case of both (i) and (ii), such breach or condition is not curable or, if curable, is not cured within 30 days after the Company receives written notice from Parent, which notice shall state the Parent’s intention to terminate this Agreement under this Section 8.4(c) and the basis of such termination.

8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives), provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

(b) If this Agreement is terminated by Parent pursuant to Section 8.4(a) or, with respect to any breach of Section 6.3 which is not inadvertent, Section 8.4(b), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $8 million (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated in writing by the Parent.

(c) If the Company elects to terminate this Agreement pursuant to Section 8.3(c), then the Company shall, as a condition precedent to such termination, pay Parent the Termination Fee, payable by wire transfer of immediately available funds to an account designated in writing by Parent.

(d) In the event that an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b) or this Agreement is terminated by Parent pursuant to Section 8.4(c) and, within 12 months of the termination of the Agreement, the Company enters into an agreement providing for, or consummates, an Acquisition Proposal (other than a public by the Company of newly-issued securities that represent less than 30% of the outstanding capital stock of the Company as of the date hereof, the primary purpose of which is to raise capital) (whether or not such Acquisition Agreement related to an Acquisition Proposal that had been made or announced at the time of the termination of this Agreement), then the Company shall, upon the earlier to occur of such execution or consummation, pay Parent the Termination Fee, payable by wire transfer of immediately available funds to an account designated in writing by Parent.

(e) If this Agreement is terminated by (i) Parent pursuant to Section 8.4(c) or (ii) the Company pursuant to Sections 8.3(a) or 8.3(b), then the non-terminating party shall promptly, but in no event later than two days after being notified of such by the terminating party, pay all of the charges and expenses, including those of the Exchange Agent, its financial advisors, attorneys, accountants and other advisors, incurred by the terminating party and its affiliates in connection with this Agreement and the transactions contemplated by this Agreement, not to exceed $2 million, payable by wire transfer of immediately available funds to an account designated in writing by the terminating party; provided that the Company shall not be obligated to pay any such costs and expenses under this Section 8.5(e) if the Company is required to pay a Termination Fee.

(f) The Company acknowledges that the agreements contained in Sections 8.5(b), 8.5(c), 8.5(d) and 8.5(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee pursuant to Sections 8.5(b), 8.5(c) or 8.5(d), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as reported in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This ARTICLE IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. Except as set forth in the immediately preceding sentence, all representations, warranties, covenants and agreements in this Agreement shall not survive the termination of this Agreement or the consummation of the Merger.

9.2 Modification or Amendment. Subject to the provisions of the applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by all of the parties hereto by their respective duly authorized officers.

9.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATED TO THE AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit, for themselves and their property, to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent or Merger Sub

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

Attention: Daniel P. Hann

Fax: (574) 372-1960

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, Illinois 60601

Attention: Richard W. Porter, P.C.

Fax: (312) 861-2200

if to the Company:

Interpore International, Inc.

181 Technology Drive

Irvine, California 92618

Attention: Chief Executive Officer

Fax: (949) 453-1884

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention: Charles K. Ruck, Esq.

Fax: (714) 755-8290

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7 Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Voting and Support Agreement, the Company Disclosure Letter and the most recent Confidentiality Agreement between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third Party Beneficiaries. Except as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9 Obligations of the Company. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.” This Agreement is the result of the joint efforts of Parent, Merger Sub and the Company, and each provision hereof has been subject o the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole and absolute discretion, any or all of its rights, interests and obligations hereunder to Parent or to any, direct or indirect, wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

* * * * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BIOMET, INC.

By	/s/ DANE A. MILLER

	Name:	Dane A. Miller, Ph.D.
	Title:	President and Chief Executive Officer

LAKER ACQUISITION CORP. I

By	/s/ DANIEL P. HANN

	Name:	Daniel P. Hann
	Title:	Secretary

INTERPORE INTERNATIONAL, INC.

By	/s/ DAVID C. MERCER

	Name:	David C. Mercer
	Title:	Chief Executive Officer